Since 1857

HAI NGUYEN RESIGNS AS McCLATCHY CONTROLLER

SACRAMENTO, Calif., Sept. 5, 2013 – The McClatchy Company (NYSE: MNI) announced today that Hai Nguyen, corporate controller since 2008, has resigned effective Sept. 27 to become chief financial officer for a Northern California-based company. A search for his replacement has begun.

Elaine Lintecum, McClatchy’s CFO, said, “Hai has been an asset to this company in more ways than we can possibly list. His work ethic, dedication and ever-present sense of humor made him a terrific colleague who will be missed. We thank him for his many contributions to McClatchy over the years and wish him all the best in his new position.”

“I’m forever grateful for all the opportunities and professional development McClatchy provided me in my career,” Nguyen said. “I have the utmost respect and admiration for the company and will always take pride in doing my part to support the company’s transition into a 21st century news and information leader.”

About McClatchy

The McClatchy Company is a leading news and information provider, offering a wide array of print and digital products in each of the markets it serves. As the third largest newspaper company in the country, McClatchy’s operations include 30 daily newspapers, community newspapers, websites, mobile news and advertising, niche publications, direct marketing and direct mail services. The company’s largest newspapers include the (Fort Worth) Star-Telegram, The Sacramento Bee, The Kansas City Star, the Miami Herald, The Charlotte Observer and The (Raleigh) News & Observer. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Contact: Ryan Kimball

Assistant Treasurer

916-321-1849

rkimball@mcclatchy.com